Exhibit 10.3

NON-EMPLOYEE DIRECTOR

AMENDED AND RESTATED

EQUITY COMPENSATION PROGRAM

UNDER THE

FISHER COMMUNICATIONS, INC.

AMENDED AND RESTATED 2008 EQUITY INCENTIVE PLAN

The following provisions set forth the terms of the equity compensation program (the “Program”) for non-employee directors of Fisher Communications, Inc. (the “Company”) under the Company’s Amended and Restated 2008 Equity Incentive Plan (the “Plan”). The following terms are intended to supplement, not alter or change, the provisions of the Plan. In the event of any inconsistency between the terms contained herein and in the Plan, the Plan shall govern. All capitalized terms that are not defined herein shall be as defined in the Plan.

1. Eligibility

Each director of the Company elected or appointed to the Board who is not otherwise an officer or employee of the Company or a Related Company (a “Director”) shall be eligible to receive the Awards set forth in the Program.

2. Restricted Stock Unit Grants

(a) Timing and Number of Restricted Stock Units

On the day after the 2012 Annual Meeting of Shareholders, and the day after each Annual Meeting of Shareholders thereafter, each Director shall automatically be granted restricted stock units with a value of $45,000, based on the Fair Market Value of the Common Stock on the Grant Date, with any fractional share rounded to the nearest whole share (0.5 to be rounded up) (each, an “Annual Restricted Stock Unit Grant”); provided, that any person who becomes a Director at any time of the year other than the date of the Annual Meeting of Shareholders shall receive a pro rata portion of the value of the most recent preceding Annual Restricted Stock Unit Grant, based on the time remaining in the one-year period following the date of the previous Annual Meeting of Shareholders, such grant to be effective on the date he or she becomes a Director.

(b) Vesting of Restricted Stock Units

All restricted stock unit awards granted under the Program shall be fully vested as of the earlier of: (i) the first anniversary of the Grant Date, and (ii) the day prior to the Company’s next Annual Meeting of Shareholders, assuming the Director’s continued service on the Board during such period. In the event of a Director’s termination of service prior to the vesting of restricted stock units, such units shall automatically be forfeited to the Company.

(c) Change in Control

Upon a Change in Control, the restrictions applicable to any restricted stock unit grants shall lapse, and such restricted stock unit grants shall become free of all restrictions and become fully vested and transferable.

3. Amendment

The Board may amend the provisions contained herein in such respects as it deems advisable. Any such amendment shall not, without the consent of the Director, impair or diminish any rights of a Director or any rights of the Company under an Award.

Provisions of the Plan (including any amendments) not discussed above, to the extent applicable to Directors, shall continue to govern the terms and conditions of Awards granted to Directors